Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS REPORTS FOURTH QUARTER
AND FULL YEAR 2009 RESULTS
— Revenues and Net Operating Income Increased —
— Operating Funds From Operations Reached $1.14 per Share —
— Occupancy Stable at 95% —
— Substantially De-leveraged Balance Sheet —
Port Washington, New York — March 3, 2010 — Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the fourth quarter and year ended December 31, 2009.
Highlights
•	Revenues in the fourth quarter increased 7.1% to $46.8 million compared to $43.7 million for the comparable quarter of 2008, and increased 6.5% to $181.7 million for the full year 2009, compared to $170.7 million for 2008.

•	Pro rata share of net operating income (“NOI”) for the fourth quarter 2009, excluding certain non-cash items, increased 8.2% to $25.5 million as compared to $23.6 million for the comparable quarter of 2008, and increased 3.1% to $97.9 million for the full year 2009 as compared to $94.9 million for 2008.

•	Operating funds from operations (“FFO”) for 2009 was $1.14 per share, excluding impairments and certain non-cash items, as compared to $1.21 for 2008. Shares/OP Units outstanding were 54.1 million at December 31, 2009 as compared to 46.5 million at December 31, 2008.

•	A joint venture with, and a stock sale to, RioCan Real Estate Investment Trust (TSX: REI.UN) (“RioCan”) will provide approximately $105 million in cash and reduce debt by approximately $94 million.

•	Common stock sales in the fourth quarter of 2009 and first quarter of 2010 generated approximately $67 million.

•	The stabilized property line of credit was extended for two years to January 2012 plus a one-year extension option, with $285 million in commitments. Completion of the above and other announced transactions will result in a balance of approximately $99 million.
Leo Ullman, Cedar’s CEO, stated, “Our financial results for the fourth quarter again reflect the continued strength of our Company’s “bread and butter”®, primarily dominant supermarket-anchored shopping centers in stable areas of the Northeast and coastal mid-Atlantic states. In accordance with our business plan, we have been able to maintain solid occupancy and strong operating results. We have most effectively weathered an extremely difficult period for retail, real estate and our economy with virtually no diminution of our operating metrics. Indeed, we have been able to show great strength and stability throughout this period.
“Furthermore, we continue to execute successfully on our multi-pronged strategy for improving our financial flexibility through joint ventures, judicious equity placements, property-specific financings and asset sales. We fully expect that our enhanced balance sheet strength and our internal growth prospects, coupled with our joint venture commitment for future acquisitions with RioCan, will permit the Company to pursue attractive opportunities and to add meaningfully to shareholder value during this and following years.”
Financial and Operating Results
Results of Operations
During the fourth quarter of 2009, the Company entered into several capital and financing transactions, including (a) joint venture and equity placement transactions with RioCan, which will generate approximately $105 million in cash and reduce debt by approximately $94 million, (b) disposition of six drugstore/convenience properties which will generate approximately $5 million in cash and eliminate approximately $15 million in debt, and (c) extension of the Company’s stabilized property line of credit through January 2012 plus a one-year extension option with $285 million of commitments.
Revenues
Revenues for the quarter increased 7.1% to $46.8 million as compared to $43.7 million for the comparable quarter of 2008. Revenues for the year 2009 increased 6.5% to $181.7 million as compared to $170.7 million for 2008.
Net Operating Income (NOI)
The Company’s pro rata share of net operating income, before certain non-cash items, was $25.5 million for the fourth quarter of 2009 as compared to $23.6 million for the comparable quarter of 2008. The fourth quarter of 2009 included additional lease termination income and additional income from delivery of ground-up development projects, partially offset by lower percentage rents and higher bad debt expense.
Including such non-cash items, the Company’s pro rata share of net operating income for the fourth quarter of 2009 was $28.9 million as compared to $28.3 million for the comparable quarter of 2008. The Company’s share of pro rata net operating income, before such non-cash items, for the full year was $97.9 million as compared to $94.9 million for 2008. Including the non-cash items, the Company’s pro rata share of net operating income for 2009 was $113.1 million as compared to $110.9 million for 2008.
Net Income Attributable to Common Shareholders
On an aggregate basis, excluding certain non-cash and non-recurring items, net income attributable to common shareholders was $2.1 million for the fourth quarters of both 2009 and 2008 ($0.04 per share, respectively). The 2009 quarter’s results reflect (a) lower revenues from straight-line rents and amortization of intangible lease liabilities and (b) higher interest expense, partially offset by higher lease termination income. Impairments, including those related to certain of the RioCan joint venture properties, and certain non-cash and/or non-recurring items, aggregated a negative ($31.8) million (($0.63) per share) for the fourth quarter of 2009 and $0.8 million ($0.02 per share) for the comparable quarter of 2008. Including impairments and non-cash and/or non-recurring items, the net loss attributable to common shareholders was ($29.7) million (($0.59) per share) for the fourth quarter 2009 as compared to net income attributable to common shareholders of $2.9 million ($0.06 per share) for the comparable quarter of 2008. Net income attributable to common shareholders for the full year 2009, before impairments and non-cash and/or non-recurring items, was $10.3 million ($0.22 per share) as compared to $11.9 million ($0.27 per share) for 2008. Including impairments and non-cash and/or non-recurring items, net loss attributable to common shareholders was ($24.5) million (($0.53) per share) for 2009 as compared to net income attributable to common shareholders of $10.5 million ($0.24 per share) for 2008.
Funds From Operations (FFO)
FFO for the quarter, before impairments and non-recurring items, was $12.3 million ($0.24 per share/OP unit) as compared to $13.5 million ($0.29 per share/OP unit) for the comparable quarter of 2008. After impairments and non-recurring items, FFO was a negative ($14.6) million (($0.28) per share/OP unit) as compared to $14.3 million ($0.31 per share/OP unit) for the comparable quarter of 2008. FFO for the year, before impairment and non-recurring items, was $54.9 million ($1.14 per share/OP unit) as compared to $56.4 million ($1.21 per share/OP unit) for the comparable period of 2008. After such items, FFO was $24.6 million ($0.51 per share/OP unit) as compared to $56.9 million ($1.22 per share/OP unit) for the comparable period of 2008.
A reconciliation of net income attributable to common shareholders to FFO is contained in the table accompanying this release. In addition, please refer to the Company’s Supplemental Financial Information for a reconciliation of other metrics.
Occupancy
Occupancy for the Company’s stabilized properties remained 95% and, including development properties, declined by 40 basis points on an overall basis to 91% from 92% during the fourth quarter of 2009, principally reflecting a Giant Food Stores supermarket lease termination in connection with the completion by the Company of a new Giant Food Stores supermarket at a nearby ground-up development property.
Same-Property Results
The Company’s same-property operating results, comprising 104 properties for the fourth quarters of both 2009 and 2008, generated revenues, before certain non-cash items, of $35.6 million for the fourth quarter of 2009 as compared to $34.3 million for the comparable quarter of 2008. Same-property net operating income, before such non-cash items, was $24.9 million for the fourth quarter of 2009 as compared to $24.0 million for the comparable period of 2008. Same-property revenues, before such non-cash items, for the full years 2009 and 2008, comprising 102 properties, were $137.8 million for 2009 as compared to $136.1 million for 2008. Same-property net operating income, before such non-cash items, was $95.9 million for 2009 compared to $97.1 million for 2008.
Leasing and Development Activity
Leasing
During the fourth quarter of 2009, the Company signed 40 renewal leases, primarily at stabilized properties, totaling approximately 254,000 square feet of GLA with an average increase in base rents of 4.8%. The Company signed 15 new leases totaling approximately 188,000 square feet at an average base rent of $16.66 per square foot. During the same quarter, 21 leases were terminated, totaling approximately 150,000 square feet, at an average base rent of $11.44 per square foot.

Development
During the latter part of 2009, the Company completed four ground-up development projects, three of which are anchored by supermarkets, and one by a Walgreens drugstore. During the fourth quarter, the Company also commenced major re-tenanting projects at two additional properties. The Company’s remaining pipeline consists primarily of future redevelopments of the Shore Mall (Egg Harbor Township, New Jersey), Trexlertown Plaza (Trexlertown, Pennsylvania) and a ground-up supermarket-anchored property in Kutztown, Pennsylvania. For 2010, the Company projects that it will spend approximately $35 million on its development/redevelopment activities, to be funded from its credit facilities.
Balance Sheet
Total assets were $1.78 billion at December 31, 2009 and $1.73 billion at December 31, 2008. Total debt outstanding was $950.7 million at December 31, 2009 and $918.2 million at December 31, 2008.
At December 31, 2009, the Company’s fixed-rate debt was approximately 64% of total indebtedness, with a weighted average remaining term of 5.8 years and a weighted average interest rate of 5.8% per annum.
The Company completed substantial capital and financing transactions in 2009 and early-2010, the cumulative effect of which has been to reduce the Company’s debt-to-total-market capitalization from approximately 69.5% to 59.5%.
The RioCan Arrangements
On October 30, 2009, as previously announced, the Company sold to RioCan approximately 6.7 million shares of common stock at $6.00 per share, realizing approximately $40 million before transactions costs. The Company also issued to RioCan a warrant exercisable over a two-year period to purchase an additional approximate 1.4 million common shares at $7.00 per share. In connection with such stock purchase arrangements, RioCan entered into a three-year “standstill” agreement.
RioCan and the Company further agreed to an 80% (RioCan) and 20% (Cedar) joint venture arrangement involving seven supermarket-anchored properties in New England and Pennsylvania, previously owned by the Company, that will generate approximately $65 million of proceeds to the Company. Further, the parties anticipate acquiring additional properties over a two-year period in the same joint venture format. In the first quarter of 2010, the RioCan/Cedar joint venture acquired its first new property, the 128,000 square foot Town Square Plaza shopping center, anchored by a 73,000 square foot Giant Food Stores supermarket, in Temple, Pennsylvania, for approximately $19 million, excluding closing costs.
Sales of Common Stock
In February 2010, the Company closed on a public offering of 7,500,000 newly-issued common shares at $6.60 per share; an additional 1,250,000 shares of common stock was issued to RioCan, generating aggregate net proceeds of approximately $55.3 million to the Company after offering expenses. The exercise of the over-allotment option by the underwriters and an additional purchase by RioCan will generate additional net proceeds of approximately $5.0 million.

Commencing in the fourth quarter of 2009, the Company entered into a Standby Equity Placement Agreement pursuant to which the Company was able to realize cash proceeds of $7.5 million in connection with the sales of stock “at the market” over a period extending through February 2010 at average stock sales prices of approximately $6.81.
Credit Facility
In the fourth quarter of 2009, the Company entered into an amended secured revolving credit facility for stabilized properties in the amount of $285 million, expiring on January 31, 2012, subject to a one-year extension option. The outstanding balance under the facility, after completion of the above-described joint venture arrangements and stock offerings, will be approximately $99 million with availability of approximately $106 million.
Financial Guidance
The Company expects to report FFO for 2010 in a range of $0.60 to $0.70 per share/OP Unit, reflecting a non-cash $0.12 per share/OP Unit reduction for scheduled decreases in amortization of intangible lease liabilities and straight-line rents, but excluding the items noted below, which, individually and collectively, provide particular uncertainty and lack of clear predictability. They include, without limitation, the following:
•	Acquisitions of properties, whether by the Company itself or in joint ventures, including acquisition fees and/or other fees attributable thereto;

•	Sales or other dispositions of properties, including any related gains or impairment charges;

•	Mark-to-market adjustments relating to stock-based compensation; and

•	Other non-recurring transactions.
Supplemental Financial Information
The Company has issued “Supplemental Financial Information” for the period ended December 31, 2009 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-K
Interested parties are urged to review the Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2009, when available, for further details. The Form 10-K can also be linked through the “Investor Relations” section of the Company’s website.
Investor Conference Call
The Company will host a conference call on Thursday, March 4, 2010, at 10:00 AM Eastern Standard Time to discuss the fourth quarter results. The conference call can be accessed by dialing (888) 471-3840 or (719) 457-2603 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarshoppingcenters.com. A replay of the call will be available from 1:00 PM Eastern Standard Time on March 4, 2010, until midnight Eastern Daylight Time on March 18, 2010. The replay dial-in numbers are (888) 203-1112 or (719) 457-0820 for international callers. Please use passcode 2269314 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.

About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on the ownership, operation, development and redevelopment of “bread and butter”® supermarket-anchored shopping centers in coastal mid-Atlantic and New England states. The Company presently owns (both wholly-owned and in joint venture) and manages approximately 13 million square feet of GLA at 119 shopping center properties, of which more than 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years. The Company’s stabilized properties have an occupancy rate of approximately 95%.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations, or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of the Company’s properties if offered for sale; the ability of the Company’s joint venture partner to fund its share of future property acquisitions; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs; and the financial flexibility of the Company and its joint venture partners to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures.

Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Company’s secured revolving credit facilities.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.

The following table sets forth the Company’s calculations of FFO for the three and twelve months ended December 31, 2009 and 2008:

	Three months ended Dec 31,		Year ended Dec 31,
	2009	2008	2009	2008

Net (loss) income attributable to common shareholders	$(29,673,000)	$2,885,000	$(24,543,000)	$10,498,000
Add (deduct):
Real estate depreciation and amortization	17,524,000	12,200,000	55,179,000	49,521,000
Noncontrolling interests:	—	—	—	—
Limited partners’ interest	(1,136,000)	130,000	(903,000)	477,000
Minority interests in consolidated joint ventures	484,000	557,000	771,000	2,157,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,656,000)	(1,568,000)	(5,787,000)	(6,134,000)
Equity in income of unconsolidated joint ventures	(296,000)	(274,000)	(1,098,000)	(956,000)
FFO from unconsolidated joint ventures	406,000	355,000	1,519,000	1,296,000
Gain on sale of discontinued operations	(280,000)	—	(557,000)	—

Funds (Used In) From Operations	$(14,627,000)	$14,285,000	$24,581,000	$56,859,000

FFO per common share (assuming conversion of OP Units):
Basic	$(0.28)	$0.31	$0.51	$1.22

Diluted	$(0.28)	$0.31	$0.51	$1.22

Weighted average number of common shares:
Shares used in determination of basic earnings per share	49,930,000	44,489,000	46,234,000	44,475,000
Additional shares assuming conversion of OP Units (basic)	2,006,000	2,018,000	2,014,000	2,024,000

Shares used in determination of basic FFO per share	51,936,000	46,507,000	48,248,000	46,499,000

Shares used in determination of diluted earnings per share	49,930,000	44,489,000	46,234,000	44,475,000
Additional shares assuming conversion of OP Units (diluted)	2,006,000	2,018,000	2,014,000	2,024,000

Shares used in determination of diluted FFO per share	51,936,000	46,507,000	48,248,000	46,499,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	December 31,
	2009	2008
Assets
Real estate:
Land	$358,168,000	$328,425,000
Buildings and improvements	1,317,154,000	1,210,788,000

	1,675,322,000	1,539,213,000
Less accumulated depreciation	(164,615,000)	(124,387,000)

Real estate, net	1,510,707,000	1,414,826,000

Real estate to be transferred to a joint venture	139,743,000	194,952,000
Real estate held for sale — discontinued operations	11,599,000	32,063,000
Investment in unconsolidated joint ventures	14,113,000	4,976,000

Cash and cash equivalents	17,164,000	8,231,000
Restricted cash	14,075,000	14,004,000
Rents and other receivables, net	9,745,000	5,818,000
Straight-line rents receivable	14,602,000	12,327,000
Other assets	8,809,000	9,403,000
Deferred charges, net	36,873,000	30,528,000

Total assets	$1,777,430,000	$1,727,128,000

Liabilities and equity
Mortgage loans payable	$692,979,000	$613,712,000
Mortgage loans payable — real estate to be transferred to a joint venture	94,018,000	77,307,000
Mortgage loans payable — discontinued operations	7,765,000	17,964,000
Secured revolving credit facilities	257,685,000	304,490,000
Accounts payable and accrued liabilities	46,902,000	46,548,000
Unamortized intangible lease liabilities	46,643,000	56,122,000
Liabilities — real estate held for sale and real estate to be transferred to a joint venture	4,295,000	5,262,000

Total liabilities	1,150,287,000	1,121,405,000

Limited partners’ interest in Operating Partnership	12,656,000	14,271,000

Commitments and contingencies	—	—

Equity:
Cedar Shopping Centers, Inc. shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 52,139,000 and 44,468,000 shares, respectively, issued and outstanding)	3,128,000	2,668,000
Treasury stock (981,000 and 713,000 shares, respectively, at cost)	(9,688,000)	(9,175,000)
Additional paid-in capital	621,299,000	576,083,000
Cumulative distributions in excess of net income	(161,328,000)	(127,043,000)
Accumulated other comprehensive loss	(2,992,000)	(7,256,000)

Total Cedar Shopping Centers, Inc. shareholders’ equity	539,169,000	524,027,000

Noncontrolling interests:
Minority interests in consolidated joint ventures	67,229,000	58,150,000
Limited partners’ interest in Operating Partnership	8,089,000	9,275,000

Total noncontrolling interests	75,318,000	67,425,000

Total equity	614,487,000	591,452,000

Total liabilities and equity	$1,777,430,000	$1,727,128,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Operations
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Revenues:
Rents	$37,071,000	$35,632,000	$145,439,000	$137,524,000
Expense recoveries	8,735,000	7,741,000	34,837,000	31,934,000
Other	985,000	314,000	1,435,000	1,207,000

Total revenues	46,791,000	43,687,000	181,711,000	170,665,000

Expenses:
Operating, maintenance and management	9,229,000	7,485,000	34,478,000	29,477,000
Real estate and other property-related taxes	5,358,000	5,050,000	20,977,000	18,991,000
General and administrative	3,353,000	1,425,000	10,166,000	8,586,000
Impairments	23,636,000	—	23,636,000	—
Terminated projects and acquisition transaction costs	419,000	848,000	4,367,000	855,000
Depreciation and amortization	17,185,000	12,001,000	54,257,000	48,741,000

Total expenses	59,180,000	26,809,000	147,881,000	106,650,000

Operating (loss) income	(12,389,000)	16,878,000	33,830,000	64,015,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(14,068,000)	(11,793,000)	(49,785,000)	(44,934,000)
Interest income	35,000	14,000	63,000	284,000
Equity in income of unconsolidated joint ventures	296,000	274,000	1,098,000	956,000
Gain on sales of land parcels	285,000	—	521,000	—

Total non-operating income and expense	(13,452,000)	(11,505,000)	(48,103,000)	(43,694,000)

(Loss) income before discontinued operations	(25,841,000)	5,373,000	(14,273,000)	20,321,000

(Loss) income from discontinued operations	(2,795,000)	169,000	(3,083,000)	688,000
Gain on sales of discontinued operations	280,000	—	557,000	—

Total discontinued operations	(2,515,000)	169,000	(2,526,000)	688,000

Net (loss) income	(28,356,000)	5,542,000	(16,799,000)	21,009,000

Less, net (income) loss attributable to noncontrolling interests:
Minority interests in consolidated joint ventures	(484,000)	(557,000)	(771,000)	(2,157,000)
Limited partners’ interest in Operating Partnership	1,136,000	(130,000)	903,000	(477,000)

Total net (income) loss attributable to noncontrolling interests	652,000	(687,000)	132,000	(2,634,000)

Net (loss) income attributable to Cedar Shopping Centers, Inc.	(27,704,000)	4,855,000	(16,667,000)	18,375,000

Preferred distribution requirements	(1,969,000)	(1,970,000)	(7,876,000)	(7,877,000)

Net (loss) income attributable to common shareholders	$(29,673,000)	$2,885,000	$(24,543,000)	$10,498,000

Per common share (basic and diluted) attributable to common shareholders:
Continuing operations	$(0.54)	$0.06	$(0.48)	$0.23
Discontinued operations	(0.05)	—	(0.05)	0.01

	$(0.59)	$0.06	$(0.53)	$0.24

Amounts attributable to Cedar Shopping Centers, Inc. common shareholders, net of limited partners’ interest:
(Loss) income from continuing operations	$(27,251,000)	$2,723,000	$(22,107,000)	$9,840,000
(Loss) income from discontinued operations	(2,692,000)	162,000	(2,973,000)	658,000
Gain on sales of discontinued operations	270,000	—	537,000	—

Net (loss) income	$(29,673,000)	$2,885,000	$(24,543,000)	$10,498,000

Dividends to common shareholders	$4,696,000	$10,010,000	$9,742,000	$40,027,000

Per common share	$0.0900	$0.2250	$0.2025	$0.9000

Weighted average number of common shares outstanding	49,930,000	44,489,000	46,234,000	44,475,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Cash flow from operating activities:
Net (loss) income	$(28,356,000)	$5,542,000	$(16,799,000)	$21,009,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash provisions:
Equity in income of unconsolidated joint venture	(296,000)	(274,000)	(1,098,000)	(956,000)
Distributions from unconsolidated joint venture	205,000	200,000	921,000	834,000
Impairments	23,636,000	—	23,636,000	—
Terminated projects and acquisition transaction costs	419,000	450,000	3,094,000	463,000
Impairments — discontinued operations	2,837,000	—	3,559,000	—
Gain on sales of real estate	(565,000)	—	(1,078,000)	—
Straight-line rents receivable	(826,000)	(740,000)	(2,874,000)	(2,876,000)
Depreciation and amortization	17,384,000	12,270,000	55,179,000	49,802,000
Amortization of intangible lease liabilities	(2,902,000)	(4,032,000)	(13,522,000)	(14,409,000)
Amortization/market price adjustments relating to stock-based compensation	720,000	(1,139,000)	2,433,000	1,099,000
Amortization of deferred financing costs	1,238,000	563,000	3,648,000	1,790,000
Increases/decreases in operating assets and liabilities:
Rents and other receivables, net	(1,517,000)	2,043,000	(3,855,000)	1,822,000
Prepaid expenses and other	(450,000)	3,188,000	(5,168,000)	153,000
Accounts payable and accrued expenses	4,664,000	2,288,000	2,566,000	2,084,000

Net cash provided by operating activities	16,191,000	20,359,000	50,642,000	60,815,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(21,994,000)	(60,860,000)	(108,300,000)	(131,874,000)
Proceeds from transfers to unconsolidated joint venture	33,389,000	—	33,389,000	—
Net proceeds from sales of real estate	3,270,000	—	6,752,000	—
Purchase of consolidated joint venture minority interests	—	—	—	(17,454,000)
Investment in unconsolidated joint venture	—	—	(350,000)	(1,097,000)
Construction escrows and other	684,000	(210,000)	(217,000)	(965,000)

Net cash provided by (used in) investing activities	15,349,000	(61,070,000)	(68,726,000)	(151,390,000)

Cash flow from financing activities:
Net (repayments)/advances (to)/from revolving credit facilities	(65,794,000)	29,800,000	(46,805,000)	114,050,000
Proceeds from mortgage financings	9,362,000	25,791,000	60,950,000	106,738,000
Mortgage repayments	(2,449,000)	(2,477,000)	(18,202,000)	(93,317,000)
Payments of debt financing costs	(7,150,000)	(650,000)	(9,973,000)	(5,062,000)
Noncontrolling interests:
Contributions from consolidated joint venture minority interests, net	—	2,123,000	12,212,000	6,383,000
Distributions to consolidated joint venture minority interests	(1,793,000)	(3,161,000)	(3,906,000)	(3,427,000)
Redemption of Operating Partnership Units	—	(454,000)	—	(122,000)
Distributions to limited partners	—	—	(227,000)	(1,822,000)
Proceeds from the sales of common stock	40,890,000	—	40,890,000	—
Proceeds from standby equity advance not settled	5,000,000	—	5,000,000	—
Preferred stock distributions	(1,969,000)	(1,970,000)	(7,876,000)	(7,877,000)
Distributions to common shareholders	—	(10,010,000)	(5,046,000)	(40,027,000)

Net cash (used in) provided by financing activities	(23,903,000)	38,992,000	27,017,000	75,517,000

Net increase (decrease) in cash and cash equivalents	7,637,000	(1,719,000)	8,933,000	(15,058,000)
Cash and cash equivalents at beginning of period	9,527,000	9,950,000	8,231,000	23,289,000

Cash and cash equivalents at end of period	$17,164,000	$8,231,000	$17,164,000	$8,231,000